EXHIBIT 10.14

Rice Energy Management Bonus Plan

(As Amended and Restated Effective January 1, 2012)

I. Purpose: The Rice Energy Management Bonus Plan (the “Plan”) is meant to align the compensation of the managers of Rice Energy Drilling B LLC and its subsidiaries (the “Company”) with the Company’s strategy to efficiently prove the reserve potential and economic value of our assets and ultimately monetize those assets in order to generate a positive return on investment for the Company.

II. Eligibility: All full-time employees of the Company holding key management positions at the Company, which positions have been selected by the Company’s most senior executives and designated as bonus-eligible positions.

III. Bonus Amount

A. Bonus Pool: A potential bonus pool shall be established for each fiscal year. For 2012, this pool will be funded based on the Company’s achievement of 3 performance goals, as follows:

1. Proved Developed Producing Reserves (PDP)—$20,000 per Bcf of net PDPs added during the calendar year. For illustrative purposes, Rice drills a horizontal well and 3rd party engineer determine the well contains 4 Bcf of net reserve; the PDP portion of the bonus pool would equal up to $20,000 x 4Bcf = $80,000.

2. Proved Undeveloped Reserves (PUD)—$10,000 per Bcf of net PUDs added during the calendar year. PUDs are limited to 3 offsets per PDP. Conversion from PUD to PDP will receive $10,000 per Bcf (net). For illustrative purposes, if 3rd party engineer determine horizontal well from above example has 3 offset locations that meet PUD criteria, the PUD portion of the bonus pool would equal up to $10,000 x 4 bcf x 3 locations = $120,000.

3. F&D Economic Factor – 10% of Drilling & Completion Costs above or below $1.25/Mcf. For illustrative purposes:

a.	4Bcf well @ $4MM cost ($1.00 D&C/Mcf) = $0.25 x 4Bcf x 1000 x 10.0% = F&D Economic Factor portion of the bonus pool up to $100,000.

b.	4Bcf well @ $6MM cost ($1.50 D&C/Mcf) = ($0.25) x 4Bcf x 1000 x 10.0% = F&D Economic Factor portion of the bonus pool up to $100,000 deduct.

The amounts derived from the 3 performance goals set forth above represent the total potential bonus award pool that may be available for payment of bonuses for the 2012 fiscal year. The Company may revise these performance goals, or choose to eliminate them altogether, for purposes of determining a bonus pool or individual bonus amounts for 2013 and future years. Following the end of the fiscal year performance cycle, the Rice Energy Compensation Committee, which is comprised of the Company’s CEO, CFO, and Managing General Partner (the “Compensation Committee”) shall determine the total bonus pool available for bonus awards with respect to that performance year. In making this determination, the Compensation Committee reserves the right to adjust the size of the bonus award pool to take into account other factors or circumstances that it feels are appropriate to consider.

B. Determination of Individual Payments

Allocation of this bonus pool is determined by the Compensation Committee and ultimately approved by the Company’s Board of Directors. The allocation of an individual’s bonus is based on the employee’s annual salary and his or her completion of job-specific duties. While the Company cannot guarantee any bonuses will be paid, the Company generally targets an aggregate bonus for each eligible employee that is expressed as a percentage of that employee’s salary, subject to sufficient bonus award pool funding and achievement of individual performance. The percentage of salary used for targeted individual bonuses varies for each individual and is established or approved in the discretion of the Compensation Committee and communicated to the employee near the beginning of the performance period. Any residual bonus pool amounts may then be allocated amongst the eligible employees based solely on the Compensation Committee’s review of each employee’s contributions to the Company during that year, but the Compensation Committee has no obligation to fully allocate all bonus pool amounts. While the Company establishes targeted individual bonus amounts as described above, the total amount of bonus awarded to an eligible employee remains subject to the Compensation Committee’s discretion.

IV. 50% Bonus Deferral

For 2012, 50% of the bonus awarded to an individual will be paid upon completion of a 3rd party reserve engineering report for the year. The remaining 50% bonus award will be deferred and paid upon the earlier to occur of (a) three years from initial production of the first well for the year relating to the earned bonus, (b) a sale of substantially all of the underlying assets of the Company, or (c) a sale of the Company, whichever occurs first. Notwithstanding the foregoing, no individual shall be entitled to receive a payment of either the initial 50% bonus award or the deferred 50% bonus amount unless he remains continuously employed with the Company or an affiliate through the payment date. Beginning in 2013, 100% of the bonus awarded to an individual will become payable following completion of the 3rd party reserve engineering report for the year, provided that the employee remains employed with the Company or an affiliate through such date.

V. Amendment and Termination. Future years’ bonus plan may be changed or terminated by the Board at their discretion at any time; however, prior years’ deferred bonus amounts shall remain payable, subject to continued employment, substantially as provided in Section IV above.

VI. Compliance with Section 409A. This Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other interpretive guidance issued thereunder, or an exemption therefrom, and shall be construed and administered in accordance with such intent.

Approved Effective as of January 1, 2012:

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV Chief Financial Officer